UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2018

Kirby Corporation
(Exact name of Registrant as Specified in Charter)

Nevada	1-7615	74-1884980
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Waugh Drive, Suite 1000, Houston, Texas	77007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 435-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On February 7, 2018, Kirby Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”), with Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC as managers of the underwriters set forth in Schedule II thereto (collectively, the “Underwriters”), relating to the issuance and sale of $500,000,000 aggregate principal amount of its 4.200% Senior Notes due 2028 (the (“Notes”) in a public offering pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-222858) and related prospectus, including a prospectus supplement, filed with the Securities and Exchange Commission (the “Offering”). The Underwriting Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company, on one hand, and the Underwriters (severally and not jointly and severally), on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Company will receive net proceeds of approximately $494.9 million from the Offering and intends to use a portion of the net proceeds to pay the aggregate purchase price of the Company’s previously announced acquisition of Higman Marine, Inc. and affiliated companies (the “Acquisition”), including the payment of related fees and expenses. The Company intends to use the remainder or, if the Acquisition does not close, all of the net proceeds from the Offering for general corporate purposes, which may include working capital, the repayment of indebtedness and future acquisitions. Immediately following the Offering, the Company intends to use the net proceeds of the Offering to repay borrowings under its revolving credit facility pending application toward other uses. The Offering is expected to close on February 12, 2018, subject to customary closing conditions.

A copy of the Underwriting Agreement has been filed as exhibit 1.1 to this Current Report and is incorporated herein by reference.

Indenture and Notes

The Notes are being issued pursuant to an indenture, dated as of February 12, 2018, between the Company and U.S. Bank National Association, as trustee. The Notes will be senior unsecured obligations of the Company and will mature on March 1, 2028, with interest payable semi-annually on March 1 and September 1, commencing on September 1, 2018.

The Company may redeem the Notes in whole at any time or in part from time to time prior to December 1, 2027 (the “Par Call Date”),  at its option, at the greater of 100% of their principal amount and a “make-whole” redemption price, plus accrued and unpaid interest to, but excluding, the redemption date. On or after the Par Call Date, the Company may redeem the Notes in whole at any time or in part from time to time, at its option, at 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. Additionally, if the Company experiences certain kinds of change of control events, the Company will be required to make an offer to purchase the Notes at 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date.

The Indenture provides for certain limitations on the Company’s ability and the ability of certain of the Company’s subsidiaries to create liens on principal properties, enter into sale and leaseback transactions and merge or consolidate with, or dispose of substantially all of the Company’s assets to, other companies. The Indenture also contains customary events of default.

Copies of the Indenture and form of Note have been filed as exhibits 4.1 and 4.2, respectively, to this Current Report and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03

Item 9.01.	Financial Statements and Exhibits

Exhibits are filed herewith in connection with the Registration Statement on Form S-3 (Registration No. 333-222858), filed with the Securities and Exchange Commission on February 5, 2018, relating to the Notes.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of February 7, 2018, among Kirby Corporation and Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as managers of the underwriters named therein

4.1	Indenture, dated as of February 12, 2018, between Kirby Corporation and U.S. Bank National Association, as trustee

4.2	Form of 4.200% Senior Note due 2028

5.1	Opinion of Mayer Brown LLP

5.2	Opinion of Fennemore Craig, P.C.

12.1	Unaudited Pro Forma Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Mayer Brown LLP (included in Exhibit 5.1)

23.2	Consent of Fennemore Craig, P.C. (included in Exhibit 5.2)

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of February 7, 2018, among Kirby Corporation and Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as managers of the underwriters named therein

4.1	Indenture, dated as of February 12, 2018, between Kirby Corporation and U.S. Bank National Association, as trustee

4.2	Form of 4.200% Senior Note due 2028

5.1	Opinion of Mayer Brown LLP

5.2	Opinion of Fennemore Craig, P.C.

12.1	Unaudited Pro Forma Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Mayer Brown LLP (included in Exhibit 5.1).

23.2	Consent of Fennemore Craig, P.C. (included in Exhibit 5.2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2018

KIRBY CORPORATION

	By:	/s/ David W. Grzebinski
David W. Grzebinski
President and Chief Executive Officer